EXHIBIT 5

AMENDMENT TO SUBSCRIPTION AGREEMENT

This written amendment (this “Amendment”), entered into and effective as of December 17, 2020, is made to that Subscription Agreement (the “Subscription Agreement”) by and among Gaoling Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, and YHG Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (collectively, the “Purchasers” and, each, a “Purchaser”) and I-Mab, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”). Purchasers and the Company, each are hereinafter referred to as a “Party” and together the “Parties”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Subscription Agreement.

WHEREAS, Section 9.16 of the Subscription Agreement provides that the Subscription Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the Parties.

WHEREAS, Parties desire to amend certain provisions of the Subscription Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Section 5.8 of the Subscription Agreement is hereby deleted in its entirety and replaced by the following:

“Section 5.8 Board Representation Rights. For so long as the Purchasers and their Affiliates continue to jointly beneficially own, whether directly or indirectly, at least five percent (5.0%) of the Company’s total issued and outstanding share capital, the Company shall, subject to applicable Law and the Memorandum and Articles, take all necessary or desirable actions as may be required under applicable Law to, upon delivery of written notice from the Purchasers to the Company, (a) cause an individual jointly designated by the Purchasers to be appointed as the initial Purchaser Director with immediate effect as soon as practicable but in no event later than the (x) the fifteenth (15th) Business Day after receiving written notice from the Purchasers or (y) such later date on which the Company receives the necessary shareholder approval if such shareholder approval is required pursuant to the then effective memorandum and articles of association of the Company and the rules of the stock exchanges where the Company’s equity securities are listed; provided that the Company shall use its reasonable best efforts to obtain such shareholder approval as soon as possible (with a true copy of the register of director of the Company reflecting such appointment, duly certified by a director of the Company, which shall be delivered to the Purchasers within five (5) Business Days after such appointment), and (b) cause the same individual or any other individual jointly designated by the Purchasers to be reelected or appointed as the Purchaser Director from time to time thereafter, provided that, in each case, such individual jointly designated by the Purchasers shall be qualified to serve as a director of the Company under applicable Laws and Nasdaq rules.”

2.	Section 7.10 of the Subscription Agreement is hereby deleted in its entirety.

3.	Except as expressly amended by this Amendment, the terms and provisions of the Subscription Agreement shall continue in full force and effect. No reference to this Amendment need be made in any instrument or document making reference to the Subscription Agreement.

4.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder.

5.	Section 9.5 Arbitration, Section 9.6 Counterparts, Section 9.7 Severability, Section 9.8 Entire Agreement, Section 9.9 Notices, Section 9.11 Successors and Assigns, Section 9.12 Construction, Section 9.16 Amendment; Waiver shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

For and on behalf of

PURCHASERS

Gaoling Fund, I.P.

By:
	Name:	Cuifang (Tracy) Ma
	Title:	Authorized Signatory

YHG Investment, L.P.

By:
	Name:	Cuifang (Tracy) Ma
	Title:	Authorized Signatory

[Signature Page to Amendment to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

For and on behalf of

COMPANY:

I-MAB

By:
	Name:	Jingwu Zhang Zang
	Title:	Founder, Honorary Chairman and Director

[Signature Page to Amendment to Subscription Agreement]